Exhibit 99.1

Indalex Announces First Quarter 2008 Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--Indalex Holdings Finance, Inc. (Indalex or the Company) announced results for the three months ended March 30, 2008.

For the three months ended March 30, 2008, Adjusted EBITDA decreased by $7.8 million, to breakeven. The decline was the result of a 10% reduction in extrusion shipment volume, restructuring expenses of $3.7 million, of which $2.8 million was related to the closure of the Company’s Girard and Niles plants, and operating losses of $2.1 million at the Company’s Girard and Niles plants which were closed during the quarter, partially offset by a $0.5 million reduction in selling, general and administrative costs.

For the three months ended March 30, 2008, Indalex used $36.4 million of cash in operations, compared to cash used in operations of $42.4 million for the three months ended April 1, 2007. The lower use of cash in operations was primarily due to a reduction in inventories, partially offset by lower net income, and higher growth in accounts receivable and other current assets in the three months ended March 30, 2008 as compared to the three months ended April 1, 2007. The Company had $107.5 million of borrowings under its revolving credit facility at March 30, 2008.

Timothy R.J. Stubbs, President and Chief Executive Officer, said: “We performed solidly, given the state of the market, but our performance was overshadowed by the significant short-term effect on EBITDA of our restructuring activities. However, these moves leave us in a very strong position for the future.”

For the three months ended March 30, 2008, net sales were $250.6 million, compared to $291.2 million for the three months ended April 1, 2007. Extrusion shipment volume fell 10% as a result of weak market demand, particularly in the Transportation and Residential Building and Construction end-user markets.

For the three months ended March 30, 2008, the Company’s loss from operations was $9.3 million, compared to a loss from operations of $2.1 million in the three months ended April 1, 2007. The decline was the result of a 10% reduction in extrusion shipment volume, restructuring expenses of $3.7 million, of which $2.8 million was related to the closure of the Company’s Girard and Niles plants, and operating losses of $2.1 million at the Company’s Girard and Niles plants which were closed during the quarter, partially offset by an increase in mark-to-market gains on derivatives and a $0.5 million reduction in selling, general and administrative costs. For the three months ended March 30, 2008, unit labor costs were slightly higher, energy costs were flat, and freight costs were slightly lower as compared to the three months ended April 1, 2007.

For the three months ended March 30, 2008, the Company’s net loss was $16.5 million as compared to a net loss of $6.7 million for the three months ended April 1, 2007. For the three months ended March 30, 2008, net interest expense was $7.4 million as compared to $9.9 million for the three months ended April 1, 2007. The decrease was due to lower interest expense on Indalex Holding Corp.’s 11½% second-priority senior secured notes (the “notes”) due 2014, as a result of the repurchase of $71.9 aggregate principal amount of the notes in June of 2007. Net income for the three months ended April 1, 2007 reflects equity income from AAG of $4.9 million.

Indalex Holdings Finance, Inc. has scheduled a conference call for Monday May 19, at 11:00 a.m. ET (10:00 a.m. CT) to discuss financial results. The call-in number is 1-888-520-7019 (North America) or 1-706-679-5853 (Outside North America).

About Indalex Holdings Finance, Inc. and Indalex Holding Corp.

Indalex Holding Corp., a wholly owned subsidiary of Indalex Holdings Finance Inc., through its operating subsidiaries Indalex Inc. and Indalex Ltd., with headquarters in Lincolnshire, Illinois, is the second largest producer of soft alloy aluminum extrusion products in North America. The company’s aluminum extrusion products are widely used throughout industrial, commercial, and residential applications and are customized to meet specific end-user requirements.

The company’s North American network includes 12 extrusion facilities, 33 extrusion presses with circle sizes up to 14 inches, a variety of fabrication and close tolerance capabilities, three anodizing operations, two billet casting facilities, and six electrostatic paint lines, including powder coat capability.

For additional information, please visit www.indalex.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 190 companies worldwide with combined sales in excess of $40 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, as well as affiliates with offices in London, Tokyo, Shenzhen, Paris and Frankfurt. For more information, please visit: www.SunCapPart.com.

Forward-looking information

This release contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. Such items are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal important risk factors and uncertainties include, but are not limited to, changes in general economic conditions, aluminum and other material costs, labor costs, interest rates, and other adverse changes in general economic conditions, consumer confidence, competition, currency exchange rates as they affect the Company’s Canadian operations, environmental factors, unanticipated legal proceedings, and conditions in end user markets. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED BALANCE SHEETS
As of March 30, 2008 and December 31, 2007
(Dollars in thousands, except per share amounts)
(Unaudited)

	Mar 30, 2008	Dec 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$ 1,242	$ 7,919
Accounts receivable, less allowance of $3,805 in 2008 and $3,862 in 2007.	120,557	83,288
Receivable from suppliers	15,125	5,241
Inventories	46,649	58,265
Prepaid expenses and other current assets	18,288	10,407
Deferred income taxes	5,316	5,434
Total current assets	207,177	170,554

Property, plant, and equipment, net	193,872	192,391
Other intangibles, net	62,046	64,306
Deferred financing costs	9,029	9,563
Other assets	2,699	2,604

Total assets	$ 474,823	$ 439,418

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 73,041	$ 69,125
Income taxes payable	321	271
Accrued expenses and other current liabilities	47,326	35,206
Accrued interest	4,443	10,160
Capital lease obligation	1,600	1,563
Checks issued in excess of bank balance	4,447	-
Revolver borrowings	107,468	67,500
Total current liabilities	238,646	183,825

Other liabilities	39,544	40,767
Capital lease obligation	3,289	3,662
Long-term debt	196,217	196,138
Deferred income taxes	4,509	6,191

Total liabilities	482,205	430,583

Commitments and contingencies

Stockholders' equity (deficit):
Common stock ($.001 par value per share). Authorized shares 2,900,000.
Issued and outstanding 1,000,114	1	1
Additional paid-in capital	35,303	35,124
Treasury stock, 90 shares at $111.11 per share	(10)	(10)
Accumulated deficit	(47,416)	(30,874)
Accumulated other comprehensive income	4,740	4,594

Total stockholders' equity (deficit)	(7,382)	8,835

Total liabilities and stockholders' equity (deficit)	$ 474,823	$ 439,418

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED STATEMENTS OF INCOME
Three months ended March 30, 2008 and April 1, 2007
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 30, 2008	April 1, 2007

Net sales	$ 250,588	$ 291,222

Costs and expenses:
Cost of sales	243,835	277,089
Selling, general, and administrative	13,490	13,954
Management fees to affiliates	250	319
Amortization of intangible assets	2,259	2,608
Other income	(859)	(885)
Restructuring charges	3,681	1,618
Impairment of long-lived assets	389	-
(Gain) loss on disposal of assets	(501)	58
Mark-to-market on derivatives	(2,632)	(1,476)
Total costs and expenses	259,912	293,285

Loss from operations	(9,324)	(2,063)

Other income (expense):
External interest expense	(7,437)	(9,893)
Deferred financing costs	(535)	(596)
Interest income	29	-
Income from equity method investment in AAG	-	4,917

Loss before income taxes	(17,267)	(7,635)

Income tax benefit	(725)	(948)

Net loss	$ (16,542)	$ (6,687)

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the three months ended March 30, 2008 as compared to the three months ended April 1, 2007:

(in thousands)

	Three months ended March 30, 2008	Three months ended April 1, 2007
Net loss	($16,542)	($6,687)
Add:
Interest expense (net)	7,408	9,893
Income tax benefit	(725)	(948)
Depreciation and amortization	10,760	10,877
EBITDA(1)	901	13,135

Adjustments:
Income from equity method investment in AAG(2)	-	(4,917)
Stock based compensation expense(3)	179	211
Impairment of long-lived assets(4)	389	-
Loss (gain) on disposal of fixed assets(5)	(501)	58
Mark-to-market on derivatives(6)	(2,632)	(1,476)
Amortization of deferred financing costs(7)	535	596
Change in LIFO reserve(8)	1,155	225
Adjusted EBITDA(1)	$26	$7,832

(1) “EBITDA” is net loss before interest expense (net), income tax benefit, depreciation and amortization. “Adjusted EBITDA” is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex’s ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex’s results of operations, because such presentation assists in analyzing and benchmarking the performance and value of Indalex’s business. EBITDA and Adjusted EBITDA are not measures of Indalex’s liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as a financial measure to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as an analytical tool is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex’s business. Indalex’s management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex’s business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2) Consists of the Company’ approximately 25% investment in AAG, which was accounted for under the equity method. The Company sold its investment in AAG on May 15, 2007.

(3) Represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

(4) Represents non-cash impairments of fixed assets of $0.4 million related to the closure of our Niles, Ohio facility for the three months ended March 30, 2008.

(5) Represents non-cash gains and losses on disposals of fixed assets: (i) for the three months ended April 1, 2007, losses in the normal course of business; and (ii) for the three months ended March 30, 2008, gains of $0.5 million, primarily as a result of insurance proceeds of $0.4 million related to a failed transformer at our City of Industry, California plant.

(6) Represents unrealized gains and losses on the mark-to-market of foreign currency contracts, interest rate swaps and aluminum hedges.

(7) Represents the amortization of deferred financing costs related to the issue of the 11½% notes and the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt.

(8) The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out (“FIFO”) method been used, net income would have been $0.2 million higher for the three months ended April 1, 2007 and $1.2 million higher for the three months ended March 30, 2008.

CONTACT:
Indalex Holdings Finance, Inc.
Patrick Lawlor
847-810-3116
patrick_lawlor@indalex.com
or
Scott Williams
847-810-3260
scott_c_williams@indalex.com